Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP, INC. NAMES GREGORY W. CAPPELLI
JOINT CHIEF EXECUTIVE OFFICER
Phoenix, Arizona, April 27, 2009 — Apollo Group, Inc. (Nasdaq: APOL) today announced its Board of Directors has named Gregory W. Cappelli as Co-Chief Executive Officer (CEO), effective immediately. Cappelli will share responsibility for the Company with Charles “Chas” B. Edelstein, who was appointed to the CEO position in July of 2008. As Co-CEOs, Edelstein will focus on finance, corporate development, human resources and legal while Cappelli will concentrate on operations, strategy, external communications and Apollo Global, for which he will continue to serve as Chairman. Both executives will report to the Company’s Board of Directors.
“This decision formalizes the collaborative leadership structure that has evolved into practice in recent months,” said Dino DeConcini, lead independent director of the Company’s Board. “We could not be more pleased with the opportunity to leverage Chas and Greg’s complementary skills and long-standing partnership.” The two executives previously worked together for more than a decade at Credit Suisse, where they jointly led the investment bank’s efforts in the Global Services Group.
“Greg and I recognize the power of maximizing each other’s strengths, and have become highly adept at shared decision-making over the years,” said Edelstein. “I am gratified with our Board’s support of our shared leadership, and look forward to our continued success together on behalf of Apollo.”
Cappelli, 41, most recently served as Executive Vice President of Global Strategy, Assistant to the Executive Chairman and Chairman of Apollo Global. He joined the Company in April 2007 from Credit Suisse, where he served as Managing Director and Senior Research Analyst, specializing in the higher education sector. While at Credit Suisse, Cappelli founded the Global Services Group. Previously, he was Vice President and Senior Research Analyst with ABN AMRO. Cappelli holds a bachelor’s degree in Economics from Indiana University and an MBA from the Brennan School of Business at Dominican University.
“I am honored to be joining Chas as Co-CEO of one of the most influential educational organizations in the world today,” said Cappelli. “I am confident in our united ability to deliver accessible programs and academic excellence through the Company’s growing multinational network of institutions.”

Edelstein, 49, has more than 20 years of experience as a strategic and financial advisor. He joined the Company from Credit Suisse, where he served as Managing Director and headed the Global Services Group in addition to the Chicago investment banking office. Edelstein founded and oversaw Credit Suisse’s leading advisory practice in the education industry. Previously, he worked at Price Waterhouse, now PricewaterhouseCoopers, as an auditor and management consultant. Edelstein received a bachelor’s degree with highest distinction from the University of Illinois and an MBA from Harvard Business School, where he graduated as a Baker Scholar with high distinction.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s distinctive educational programs and services are provided at the high school, undergraduate, graduate and doctoral levels in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world (data as of February 28, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Investor Relations Contact:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Media Contact:
Sara Jones ~ Mercury Public Affairs ~ (818) 326-1871 ~ sjones@mercuryllc.com